                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                              ELECTRIC CITY CORP.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                        Common Stock, $0.0001 Par Value
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  284868 10 6
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                                 (CUSIP Number)

                                  May 29, 2001
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 8 Pages
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CUSIP NO. 284868 10 6                 13G                     PAGE 2 OF 8 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

       DYDX CONSULTING LLC
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [X]


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  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        DELAWARE
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    Number of
                           5       Sole Voting Power

      Shares                       4,017,499
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   -0-
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        4,017,499
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    -0-
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        4,017,499
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        13.9% (BASED ON 28,959,755 TOTAL SHARES OUTSTANDING AS OF MARCH 31,
        2001)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        OO - LIMITED LIABILITY COMPANY
--------------------------------------------------------------------------------


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CUSIP NO. 284868 10 6                 13G                     PAGE 3 OF 8 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

       NIKOLAS KONSTANT
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [X]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        U.S.A.
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                       4,017,499(*)
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   -0-
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        4,017,499(*)
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    -0-
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        4,017,499(*)
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        13.9% (BASED ON 28,959,755 TOTAL SHARES OUTSTANDING AS OF MARCH 31,
        2001)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------
        (*) SOLELY IN HIS CAPACITY AS MANAGING MEMBER OF DYDX CONSULTING LLC

Pages CUSIP No. 284868 10 6       Schedule 13G                 Page 4 of 8 Pages
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ITEM 1.

        (a) Name of Issuer

            Electric City Corp.

        (b) Address of Issuer's Principal Executive Offices

            1280 Landmeier Road, Elk Grove Village, Illinois 60007

ITEM 2.

        (a) Name of Person Filing

            DYDX Consulting LLC

        (b) Address of Principal Business Office or, if none, Residence

            221 N. LaSalle Street, Suite 3900, Chicago, Illinois 60601

        (c) Citizenship

            Delaware

        (d) Title of Class of Securities

            Common Stock, $0.0001 Par Value

        (e) CUSIP Number

            284868 10 6



        (a) Name of Person Filing

            Nikolas Konstant

        (b) Address of Principal Business Office or, if none, Residence

            132 East Delaware, Unit #5603, Chicago, Illinois 60611

        (c) Citizenship

            U.S.A.

        (d) Title of Class of Securities

            Common Stock, $0.0001 Par Value

        (e) CUSIP Number

            284868 10 6

Pages CUSIP No. 284868 10 6       Schedule 13G                 Page 5 of 8 Pages
--------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO ss.ss. 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        NOT APPLICABLE.

ITEM 4. OWNERSHIP.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a) Amount beneficially owned:

            (i)   by DYDX Consulting LLC is 4,017,499.

            (ii)  by Nikolas Konstant is 4,017,499(*).

            (*)   Solely in his capacity as Managing Member of DYDX Consulting
                  LLC



        (b) Percent of class:

            (i)   held by DYDX Consulting LLC is 13.9%.

            (ii)  held by Nikolas Konstant is 13.9%.



        (c) Number of shares as to which DYDX Consulting LLC has:

            (i)   Sole power to vote or to direct the vote

                  4,017,499

            (ii)  Shared power to vote or to direct the vote

                  -0-

            (iii) Sole power to dispose or to direct the disposition of

                  4,017,499

            (iv)  Shared power to dispose or to direct the disposition of

                  -0-

        (c) Number of shares as to which Nikolas Konstant has:

            (i)   Sole power to vote or to direct the vote

                  4,017,499(*)

            (ii)  Shared power to vote or to direct the vote

                  -0-

            (iii) Sole power to dispose or to direct the disposition of

                  4,017,499(*)

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Pages CUSIP No. 284868 10 6       Schedule 13G                 Page 6 of 8 Pages
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            (iv)  Shared power to dispose or to direct the disposition of

                  -0-

            (*)  Solely in his capacity as Managing Member of DYDX Consulting
                 LLC

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        NOT APPLICABLE

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Nikolas Konstant is the controlling person of DYDX Consulting LLC and has the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Electric City Corp. common stock to which this statement relates.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        NOT APPLICABLE

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        The record holder of the shares of Electric City Corp. common stock to which this statement relates is DYDX Consulting LLC, a Delaware limited liability company. As of May 29, 2001, DYDX Consulting LLC terminated its interest in NCVC, L.L.C., a Delaware limited liability company, and has received its allocable share of the shares of Electric City Corp. common stock previously held by NCVC, L.L.C. Nikolas Konstant has the sole membership interest in and is the Managing Member of DYDX Consulting LLC.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        NOT APPLICABLE




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Pages CUSIP No. 284868 10 6       Schedule 13G                 Page 7 of 8 Pages
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ITEM 10. CERTIFICATION.

         (a) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

             NOT APPLICABLE

         (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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Pages CUSIP No. 284868 10 6       Schedule 13G                 Page 8 of 8 Pages
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                                   SIGNATURES

     After reasonable inquiry and to the best of his or its knowledge and belief, each reporting person certifies that the information set forth in this statement is true, complete and correct.

Dated:  June 5, 2001


                                                        DYDX CONSULTING LLC


                                                        By: /s/ NIKOLAS KONSTANT
                                                           ---------------------
                                                        Name:  Nikolas Konstant
                                                        Title:    Manager

                                                        /s/ NIKOLAS KONSTANT
                                                        ------------------------
                                                        Nikolas Konstant